CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 annual reports to shareholders of Invesco European Small Company Fund, Invesco Global Core Equity Fund, Invesco International Small Company Fund and Invesco Small Cap Equity Fund (the portfolios constituting AIM Funds Group (Invesco Funds Group), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 24, 2015